STATE OF SOUTH CAROLINA )
AGREEMENT AND GENERAL RELEASE
COUNTY OF SPARTANBURG )

THIS AGREEMENT made and entered as of this 12th day of September, 2005, by and between Synalloy Corporation (hereinafter referred to as the "Employer") and Ralph Matera (hereinafter, the "Employee").

WHEREAS, Employee is currently employed by the Employer in the position of President and Chief Executive Officer,

WHEREAS, Employee has decided that he will terminate his employment with Employer effective September 30, 2005, and thereafter render consulting services to Employer for a period of three (3) months;

WHEREAS, Employee recognizes and agrees that it shall be in the best interest of Employee and of the Employer that the terms and conditions of their agreements be expressly set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter made by Employee and the Employer, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by Employee and the Employer, it is agreed that:

    Effective September 30, 2005 (hereinafter referred to as the "Effective Date"), the employment relationship between Employee and the Employer shall be terminated. Until the Effective Date, Employee shall continue to be an employee of the Employer and participate in all benefit and other plans in which he is presently participating. After the Effective Date, Employee will only be obligated to perform further services for the Employer in accordance with Paragraph 2 below. Employee and the Employer further agree that the relationship created by this Agreement for the period of time after September 30, 2005, is purely contractual and that no employer-employee relationship is intended, nor shall such be inferred, from the performance of the Employee or the Employer under this Agreement.

    From October 1, 2005 through December 31, 2005 (the "Consulting Period"), Employee will perform such consulting services as may be reasonably requested by the Employer; provided, however, such services shall not require Employee to perform services during such period which exceed four hundred eighty (480) hours in the aggregate. The Employer shall have sole discretion on whether or not to request or use the Employee as a consultant. The Employer agrees to provide reasonable notice to Employee when such consulting services are needed.

    During the Consulting Period, the Employer shall pay to Employee, as payment for the consulting services which may be required under Paragraph 2 above, the releases contained herein and the non-compete agreement, the equivalent of three (3) months of Employee's regular base rate of pay which was in effect during September 2005. Such payments shall be made in monthly increments on the last day of the calendar months of October, November and December 2005..

    Employee's participation in all employee benefit plans will cease as of the Effective Date unless otherwise provided pursuant to federal law. Employee acknowledges that on the day following the Effective Date, Employee will no longer be an employee of the Employer for purposes of all option plans and all options, not previously vested and exercised, will terminate as provided for in the applicable plans.

    It is agreed that except as set forth in this Agreement the Employer owes Employee no additional amounts for wages, bonuses, back pay, retirement, sick or other leave benefits, profit-sharing benefits, benefits under any other benefits plans, or any other amounts for any other reason. Employee's company car benefit will terminate on Effective Date. Employee shall be entitled, at Employee's option, by giving notice prior to the Effective Date, to purchase his Company vehicle at its current market value.

    The parties agree that Employee shall be responsible for any and all federal or state tax liability (including, but not limited to taxes, fines, penalties, and interest) which could arise as a result of any of the monetary payments set forth in Paragraph 3 above.

    In consideration of the Employer's payment as set forth above, and for other good and valuable consideration, Employee on his own behalf and behalf of his heirs, legal representatives, agents, successors-in-interest, and assigns hereby releases and forever discharges the Employer, its successors, assigns, parent corporations, subsidiaries, affiliated companies, insurers, its officers, agents, Board members, and employees from any and all claims, actions, suits, agreements, demands, or liabilities whatsoever, in law or in equity, whether known or unknown, which Employee has ever had or may now have, including, without limitation, any claim, action, or liability in connection with any privacy right, civil rights claim (including any claim under the Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; 42 U.S.C. 1981; Americans with Disabilities Act (ADA); or any other state or federal law or regulation relating to employment discrimination), claim for emotional and/or mental stress, and any claim relating to Employee's employment with the Employer or his separation from employment, or pursuant to any other federal, state, or local laws, regulations, or requirements.

    Without limiting the generality of the foregoing, Employee acknowledges and agrees that he has knowingly relinquished, waived, and forever released any and all remedies which might otherwise be available, including, without limitation, claims of back pay, liquidated damages, interest, costs, punitive damages, or attorney's fees, and claims for employment or reemployment with the Employer.

    Employee specifically agrees that the waiver in Paragraph 7 above includes any rights or claims for age discrimination or under the Age Discrimination in Employment Act which arose against the Employer on or before the execution of this Agreement. In consideration of this wavier of rights under the ADEA, Employee acknowledges that he has accepted the consideration set forth herein and waives any right to contest or challenge, under the Age Act, 29 U.S.C. paragraph 626(f) or any other state or federal law, the adequacy of the consideration paid herein. Employee was given a copy of this Agreement which includes this written directive from the Employer advising him to consult an attorney before signing and advising Employee that he had twenty-one (21) days in which to consider signing this Agreement, and further advising him that he had seven (7) days to revoke the Agreement after execution.

    The foregoing general release is an essential part of this Agreement and is in consideration of the Employer agreeing to make the payments provided in this Agreement.

    The parties agree not to disclose or make public any of the provisions of this Agreement except as may be necessary in connection with seeking legal or financial advice concerning this Agreement, responding to a subpoena or other required court process or with regard to the Employer, any filing which might be required with applicable public company reporting regulations. In addition, either Employee or the Employer may report to state and federal tax authorities information set forth in this Agreement in conjunction with filing their respective tax returns or in responding to inquiries from state or federal tax officials. Employee may disclose employment restrictions of this Agreement to state employment agencies as needed to file unemployment claims and to other recruitment agencies as necessary to find other employment in compliance with the restrictions of this Agreement.

    Employee agrees not to disclose or make public any confidential information regarding the Employer, including, but not limited to trade secrets, sale methods, customer visits, supply sources, strategic plans, operations, financial performance, intellectual property, or information regarding performance of individual personnel, except as may be necessary in connection with seeking legal or financial advice concerning this Agreement or responding to a subpoena or other required court process.

    Employee agrees during the term of employment, during the Consulting Period and for a period of one (1) year beginning January 1, 2006, the Employee will not, without the prior written approval of the Employer become an officer, employee, agent, partner, or director of any business enterprise which competes with the Employer and/or its affiliates for customers, orders, supply sources, or contracts in those businesses in which the Employer and its affiliates were engaged on the date his employment terminated, unless Employee's activities for such business enterprise are limited in such a way that Employee is not engaged, directly or indirectly, in competition with the Employer or its affiliates for customers, orders, supply sources or contracts. Employee acknowledges that the Employer is a leader in the chemical and metals businesses in which it manufactures and has substantial customer relationships throughout the world.

    Employee further agrees that monetary damages will not be sufficient to remedy the harm to the Employer if the Employee breaches this agreement, and hereby consents to the entry of injunctive relief to enforce this non-compete.

    Employee understands and agrees that the Employer's obligation to perform under this Agreement is conditioned upon Employee's agreements and covenants to the Employer as set forth herein.

    This Agreement shall inure to and be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assigns.

    This Agreement shall be construed in accordance with the laws of the State of South Carolina and any applicable federal laws.

    This Agreement, together with the benefits summary of even date herewith, constitutes the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties.

    This Agreement may not be changed orally, but only by an agreement in writing signed by the parties.

    The Employer represents that it has the authority to enter into this Agreement and that this Agreement has been duly authorized, executed and delivered by the Employer.

Employee affirms that he has carefully read this entire agreement and waiver of claims. Employee attests that he fully understands the extent and impact of its provisions and that he has been afforded the opportunity to discuss it with an attorney of his choice. Employee affirms that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat, or intimidation of any kind or type.

[Signatures Omitted]